EXHIBIT 23.3

               Consent of Ryder Scott Company Petroleum Engineers

     As independent petroleum engineers, Ryder Scott Company Petroleum Engineers hereby consents to the incorporation by reference in this Registration Statement on Amendment No. 2 of Form S-3 of Magnum Hunter Resources, Inc. (the "Company") of all references to our reports and our firm included in or made part of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. This registrations statement on Amendment No. 2 of Form S-3 is to be filed on or about April 19, 2001.

/s/ Ryder Scott Company Petroleum Engineers
Ryder Scott Company Petroleum Engineers


Houston, Texas
April 19, 2001